Exhibit 10.3
THE CLOROX COMPANY
2005 STOCK INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AWARD AGREEMENT

NOTICE OF STOCK OPTION GRANT
The Clorox Company, a Delaware company (the “Company”), grants to the Optionee named below an option (the “Option”) to purchase, in accordance with the terms of The Clorox Company 2005 Stock Incentive Plan (the “Plan”) and this nonqualified stock option agreement (the “Agreement”), the number of shares of Common Stock of the Company (the “Shares”) at the exercise price per share (the “Exercise Price”) set forth as follows:

OPTIONEE:	<<<Optionee Name - 1>>>
OPTIONS GRANTED:	<<<Total Shares Granted>>>
GRANT ID:	<<<Grant ID>>>
EXERCISE PER SHARE:	<<<Grant Price - 1>>>
DATE OF GRANT:	<<<Grant Date - 2>>>
EXPIRATION DATE:	Ten years from Date of Grant
VESTING SCHEDULE:	25% vests on each of October 5 of 2022, 2023, 2024 and 2025, or the first trading day immediately preceding each such date if such date is not a trading day.

AGREEMENT

1.Grant of Option. The Company hereby grants to the Optionee the Option to purchase the Shares at the Exercise Price, subject to the terms, definitions and provisions of the Plan and this Agreement. All terms, provisions, and conditions applicable to the Option set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.Exercise of Option.

a.Right to Exercise. This Option shall be exercisable prior to the expiration date set forth above (the “Expiration Date”), in accordance with the vesting schedule set forth above (the “Vesting Schedule”) and with the applicable provisions of the Plan and this Agreement. Except as otherwise specifically provided in this Agreement, in no event may this Option be exercised after the Expiration Date. Although vested within the meaning of Section 83 of the Internal Revenue Code since no substantial risk of forfeiture exists once the options become exercisable according to the Vesting Schedule above, the Options will not be earned until the Optionee has fulfilled all of the conditions precedent set forth in this Agreement, including, but not limited to, the obligations set forth in Sections 7(b), 7(c), 7(d), 7(e) and Section 8, and the Optionee shall have no right to retain the Shares or the value thereof upon vesting or exercise of the Options until all conditions precedent have been satisfied.
b.Method of Exercise. This Option shall be exercisable only by delivery of an exercise notice (the “Exercise Notice”), available on the UBS website, the Company’s designee, which shall state the election to exercise the Option, the whole number of vested Shares in respect of which the Option is being exercised and such other provisions as may be required by the Committee. Such Exercise Notice shall be signed by the Optionee and shall be delivered by mail or fax, to the Company’s designee accompanied by payment of the Exercise Price. The Company may require the Optionee to furnish or execute such other documents as the

Company shall reasonably deem necessary (1) to evidence such exercise and (2) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, the Exchange Act, or any Applicable Laws. The Option shall be deemed to be exercised upon receipt by the Company’s designee of such written notice accompanied by the Exercise Price.

No Shares will be issued pursuant to the exercise of the Option unless such issuance and such exercise shall comply with all Applicable Laws. Assuming such compliance, for income tax purposes, the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

c.Taxes. Pursuant to Section 16 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Option. The Committee may condition the issuance of Shares upon the Optionee’s satisfaction of such withholding obligations. The Optionee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory tax withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact) or in such other manner as is acceptable to the Company. Such election shall be irrevocable, made in writing, signed by the Optionee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

3.Method of Payment. Pursuant to Section 6(f) of the Plan and subject to such limitations as the Committee may impose (including prohibition of one or more of the following payment methods), payment of the Exercise Price may be made in cash or by check, Shares or a combination thereof.

4.Termination of Employment or Service and Expiration of Exercise Period.

a.Termination of Employment or Service. If the Optionee’s employment or service with the Company and its Subsidiaries is terminated, the Optionee may exercise all or part of this Option prior to the expiration dates set forth in paragraph (b) herein, but only to the extent that the Option had become vested before the Optionee’s employment or service terminated. Notwithstanding the above, if the Optionee’s termination of employment or service is due to (1) Retirement and is more than 6 months from the Date of Grant set forth in this Agreement, then the Option shall continue to vest in accordance with the Vesting Schedule, or (2) death or Disability, the Option shall become 100% vested, and, in each case, shall remain exercisable until the expiration date determined pursuant to paragraph (b) of this Section.

Except as otherwise provided in this Section 4 or Section 5, when the Optionee’s employment or service with the Company and its Subsidiaries terminates (except when due to Retirement, death or Disability), this Option shall expire immediately with respect to the number of Shares for which the Option is not yet vested. If the Optionee dies after termination of employment or service, but before the expiration of the Option, all or part of this Option may be exercised (prior to expiration) by the personal representative of the Optionee or by any person who has acquired this Option directly from the Optionee by will, bequest or inheritance, but only to the extent that the Option was vested and exercisable upon termination of the Optionee’s employment or service.

b.Expiration of Exercise Period. Upon termination of the Optionee’s employment or service with the Company and its Subsidiaries, subject to Section 19 of the Plan, the Option shall expire on the earliest of the following occasions:

i.The Expiration Date;

ii.The date ninety (90) days following the termination of the Optionee’s employment or service for any reason other than Cause, death, Disability, or Retirement;

iii.The date one year following the termination of the Optionee’s employment or service due to death or Disability;

iv.The date five (5) years following the termination of the Optionee’s employment or service due to Retirement, provided the Optionee’s Retirement is more than 6 months from the Date of Grant set forth in this Agreement; or

v.The date of termination of the Optionee’s employment or service for Cause.

c.Definition of “Retirement.” For purposes of this Agreement, the Optionee’s employment or service shall be deemed to have terminated due to “Retirement” if the Optionee terminates employment or service as an Employee for any reason, including Disability (but other than for Cause) after (1) twenty (20) or more years of “vesting service,” which solely for purposes of this Agreement, shall be calculated under Article III of The Clorox Company 401(k) Plan (the “401(k) Plan”) entitled “Service” along with any other relevant provisions of the 401(k) Plan necessary or desirable to give full effect thereto, or any successor provisions, regardless of the status of the Optionee with respect to the 401(k) Plan (“Vesting Service”), or (2) attaining age fifty-five (55) with ten (10) or more years of Vesting Service.

d.Definition of “Disability.” For purposes of this Agreement, the Optionee’s employment shall be deemed to have terminated due to the Optionee’s Disability if the Optionee is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the date of termination of the Optionee’s employment.

5.Change in Control. Upon the occurrence of a Change in Control (including in the event the Optionee’s employment is terminated without Cause or by the Optionee for Good Reason upon or within twenty-four (24) months following consummation of a Change in Control), the Option shall be treated in accordance with Section 19 of the Plan.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following with respect to the Optionee:
(a) the assignment to the Optionee of any duties inconsistent in any material respect with the Optionee’s position (including offices and reporting requirements), authority, duties or responsibilities, as in effect immediately prior to the occurrence of the Change in Control or the date of the Optionee’s termination of employment, whichever is greater, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Optionee;
(b) any failure by the Company to substantially comply with, or any reduction by the Company in, any of the material provisions of the Optionee’s compensation plans, programs, agreements or arrangements as in effect immediately prior to the Change in Control, including, without limitation, any material reduction in base salary, cash incentive compensation target bonus opportunity, equity compensation opportunity in the aggregate, or employee benefits and perquisites in the aggregate, other than an isolated, insubstantial and inadvertent failure or reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Optionee;
(c) the Company’s requiring the Optionee to be based at any office or location other than that in effect immediately prior to the Change in Control or any office or location not requiring the Optionee’s commute to increase by more than 35 miles from his or her commute immediately prior to the Change in Control;
(d) any purported termination by the Company of the Optionee’s employment other than (A) due to the death or Disability of the Optionee or (B) a termination of the Optionee’s employment by the Company for Cause; or
(e) any material failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume the obligations of the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
Any termination by the Optionee for Good Reason shall be communicated by a written notice to the Company within a period not to exceed ninety (90) days of such Optionee’s knowledge of the condition. Such written notice (1) must indicate the specific termination provision in the Good Reason definition relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Optionee’s employment under the provision so indicated and (3) the Optionee’s intended date of termination if the Company does not cure the issue (which date shall be not less than thirty (30) days after the giving of such notice). After receipt by the Company of such written notice, the Company shall have thirty (30) days during which it may remedy the condition and thereby cure the event or circumstance constituting “Good Reason”.

6.Transferability of Option. This Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and the Option shall be exercisable during the Optionee’s lifetime only by the Optionee or on his or her behalf by the Optionee’s guardian or legal representative.

7.Protection of Trade Secrets and Limitations on Exercise.

a.Definitions.

i.“Affiliated Company” means any organization controlling, controlled by or under common control with the Company.

ii.“Confidential Information” means the Company’s technical or business or personnel information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the Company or any Affiliated Company, whether or not they originated with the Optionee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

iii.“Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development that (1) resembles or competes with a product, process, machine, or service upon or with which the Optionee shall have worked during the two years prior to the Optionee’s termination of employment with the Company or any Affiliated Company or (2) with respect to which during that period of time the Optionee, as a result of his/her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Optionee has knowledge of information to which s/he has been directly exposed through actual receipt or review of memorandum or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

iv.“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing or selling of a Conflicting Product.

b.Right to Retain Shares Contingent on Protection of Confidential Information. In partial consideration for the award of this Option, the Optionee agrees that at all times, both during and after the term of the Optionee’s employment with the Company or any Affiliated Company, to hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (except for the benefit of the Company at the Company’s direction), regardless of when disclosed to the Optionee, any and all Confidential Information of the Company or any Affiliated Company. The Optionee understands that for purposes of this Section 7(b), Confidential Information further includes, but is not limited to, information pertaining to any aspect of the business of the Company or any Affiliated Company which is either information not known (or known as a result of a wrongful act of the Optionee or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company. If, prior to the expiration of the Option or at any time within one (1) year after the date of exercise of all or any portion of the Option, the Optionee discloses or uses, or threatens to disclose or use, any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), the unexercised portion of the Option, whether vested or not, will be immediately forfeited and cancelled, and the Optionee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares.

c.No Interference with Customers or Suppliers. In partial consideration for the award of this Option, in order to forestall the disclosure or use of Confidential Information as well as to avoid the Optionee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Optionee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company and to promote fair competition, the Optionee agrees that the Optionee’s right to exercise this Option is contingent upon the Optionee refraining, prior to the expiration of the Option and for a period of one (1) year after the date of exercise, for himself/herself or any third party, directly or indirectly, from using Confidential Information to (1) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, or (2) intentionally solicit its customers with which it has a contractual relationship as to Conflicting Products, or interfere with the contractual relationship with any of its suppliers or customers (collectively, “Interfere”). If, during the term of the Option or at any time within one (1) year after the date of exercise of all or any portion of the Option, the Optionee breaches his/her obligation not to Interfere, the Optionee’s right to the Shares upon exercise of the Option shall not have been earned and the unexercised portion of the Option, whether vested or not, will be immediately cancelled, and the Optionee shall immediately return to the Company any Shares acquired upon exercise of the Option or the pre-tax income derived from any disposition of such Shares. For avoidance of doubt, the term “Interfere” shall not include any advertisement of Conflicting Products through the use of media intended to reach a broad public audience (such as television, cable or radio broadcasts, generalized online marketing, or newspapers or magazines) or the broad distribution of coupons through the use of direct mail or through independent retail outlets. THE OPTIONEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE UNEXERCISED PORTION OF THE OPTION AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF SHARES ISSUED UPON AN EXERCISE OF THE OPTION IF THE OPTIONEE SHOULD CHOOSE TO VIOLATE THIS “NO INTERFERENCE WITH CUSTOMERS OR SUPPLIERS” PROVISION PRIOR TO THE EXPIRATION OF THE OPTION OR WITHIN ONE (1) YEAR AFTER EXERCISE.

d.No Solicitation of Employees. In partial consideration for the award of this Option, in order to forestall the disclosure or use of Confidential Information, as well as to deter the Optionee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Optionee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Optionee agrees that the Optionee’s right to exercise this Option is contingent upon the Optionee refraining, prior to the expiration of the Option and for a period of one (1) year after the date of exercise, for himself/herself or any third party, directly or indirectly, from soliciting for employment any person employed by the Company, or by any Affiliated Company, during the period of the solicited person’s employment and for a period of one (1) year after the termination of the solicited person’s employment with the Company or any Affiliated Company (collectively “Solicit”). If, during the term of the Option or at any time within one (1) year after the date of exercise of all or any portion of the Option, the Optionee breaches his/her obligation not to Solicit, the Optionee’s right to the Shares upon exercise of the Option shall not have been earned and the unexercised portion of the Option, whether vested or not, will be immediately cancelled, and the Optionee shall immediately return to the Company any Shares acquired upon exercise of the Option or the pre-tax income derived from any disposition of such Shares. THE OPTIONEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE

UNEXERCISED PORTION OF THE OPTION AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF SHARES ISSUED UPON AN EXERCISE OF THE OPTION IF THE OPTIONEE SHOULD CHOOSE TO VIOLATE THIS NON-SOLICITATION OF EMPLOYEES PROVISION PRIOR TO THE EXPIRATION OF THE OPTION OR WITHIN ONE (1) YEAR AFTER EXERCISE.

e.Injunctive and Other Available Relief. By acceptance of this Option, the Optionee acknowledges that, if the Optionee were to breach or threaten to breach his/her obligation hereunder not to Interfere or Solicit or not to disclose or use any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), the harm caused to the Company by such breach or threatened breach would be, by its nature, irreparable because, among other things, damages would be significant and the monetary harm that would ensue would not be able to be readily proven, and that the Company would be entitled to injunctive and other appropriate relief to prevent threatened or continued breach and to such other remedies as may be available at law or in equity. To the extent not prohibited by law, any cancellation of the Option pursuant to any of Sections 7(b) through 7(d) above shall not restrict, abridge or limit in any fashion the types and scope of injunctive and other available relief to the Company. Notwithstanding any provision of this Agreement to the contrary, nothing under this Agreement shall limit, abridge, modify or otherwise restrict the Company (or any Affiliated Company) from pursuing any or all legal, equitable or other appropriate remedies to which the Company may be entitled under any other agreement with the Optionee, any other plan, program, policy or arrangement of the Company (or any Affiliated Company) under which the Optionee is covered or participates, or any applicable law, all to the fullest extent not prohibited under applicable law.

f.Permitted Reporting and Disclosure. Notwithstanding any language in this Agreement to the contrary, nothing in this Agreement prohibits Optionee from reporting possible violations of federal law or regulation to any governmental agency or governmental entity, or making other disclosures that are protected under federal law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance is Optionee authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s Chief Legal Officer. Any reporting or disclosure permitted under this Section 7(f) shall not result in the cancellation of Options. Optionee is entitled to certain immunities from liability under state and federal law for disclosing trade secrets if the disclosure was made to report or investigate an alleged violation of law, subject to certain conditions. Please see the Company’s Confidential Information Policy for further details.

8.Right to Retain Shares Contingent on Continuing Non-Conflicting Employment. In partial consideration for the award of this Option in order to forestall the disclosure or use of Confidential Information, as well as to deter the Optionee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Optionee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Optionee agrees that the Optionee’s right to exercise this Option is contingent upon the Optionee refraining, prior to the expiration of the Option and for a period of one (1) year after the date of exercise, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant or otherwise, to any Conflicting Organization except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Optionee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Optionee and the Conflicting Organization that the Optionee shall not render services during such period with respect to a Conflicting Product. If, prior to the expiration of the Option or at any time within one (1) year after the date of exercise of all or any portion of the Option, the Optionee shall render services to any Conflicting Organization other than as expressly permitted herein, the Optionee’s right to the Shares upon exercise of the Option shall not have been earned and the unexercised portion of the Option, whether vested or not, will be immediately cancelled, and the Optionee shall immediately return to the Company any Shares acquired upon exercise of the Option or the pre-tax income derived from any disposition of such Shares. THE OPTIONEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE OPTIONEE FROM RENDERING SERVICES TO A CONFLICTING

ORGANIZATION, BUT PROVIDES FOR THE CANCELLATION OF THE UNEXERCISED PORTION OF THE OPTION AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF SHARES ISSUED UPON AN EXERCISE OF THE OPTION IF THE OPTIONEE SHOULD CHOOSE TO RENDER SUCH SERVICES PRIOR TO THE EXPIRATION OF THE OPTION OR WITHIN ONE (1) YEAR AFTER EXERCISE.

9.Repayment Obligations.

a.[Restatement of Financials. In the event that (1) the Company issues a significant restatement of financial results and (2) the Committee determines, in good faith, that the Optionee’s fraud or misconduct was a significant contributing factor to such restatement and (3) some or all of the Option that was granted and/or vested prior to such restatement would not have been granted and/or vested, as applicable, based upon the restated financial results, the Optionee shall immediately return to the Company the unexercised portion of the Option and any Shares or the pre-tax income derived from any disposition of the Shares previously received in upon exercise of the Option that would not have been granted and/or vested based upon the restated financial results (the “Repayment Obligation”). Notwithstanding anything herein to the contrary, in no event shall the Repayment Obligation apply to any portion of the Option that vested more than four years prior to the date the applicable restatement is announced. The Company shall be able to enforce the Repayment Obligation by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to the Optionee.]1

b.[Clawback Policy. The award of this Option under the Plan granted to Participants who are “Covered Employees” (as defined in the Company’s Policy Regarding Clawback of Incentive Compensation, the “Policy”) is subject to clawback in accordance with the terms of the Policy, as amended from time to time, and pursuant to any other policy the Company may adopt as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of any Award granted hereunder pursuant to such a clawback policy shall be treated as an event giving rise to a Participant’s right to terminate employment for “good reason” or “constructive termination” (or any similar term) under any agreement with the Company.]2 3

10.Miscellaneous Provisions.

a.Rights as a Stockholder. Neither the Optionee nor the Optionee’s transferee or representative shall have any rights as a stockholder with respect to any Shares subject to this Option until the Option has been exercised and Share certificates have been issued to the Optionee, transferee or representative, as the case may be.

b.Choice of Law, Exclusive Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The courts of the State of Delaware shall have exclusive jurisdiction over any disputes or other proceedings relating to this Agreement, and venue shall reside with the courts in New Castle County, Delaware, including if jurisdiction shall so permit, the U.S. District Court for the District of Delaware. Accordingly, the Optionee agrees that any claim of any type relating to this Agreement must be brought and maintained in the appropriate court located in New Castle County, Delaware, including if jurisdiction will so permit, in the U.S. District Court for the State of Delaware. The Optionee hereby consents to the jurisdiction over the Optionee of any such courts and waives all objections based on venue or inconvenient forum.
1 To be included in agreements for individuals who are not subject to the Policy.
2 To be included in agreements for individuals who are required to file disclosure statements under Section 16(a) of the Securities Exchange Act or otherwise subject to the Policy.
3 Note to Draft: Grants should include either section 9(a) (for individuals who are not subject to the Policy) OR section 9(b) (for individuals who are subject to the Policy).

c.Modification or Amendment. This Agreement may be modified or amended by the Board or the Committee at any time; provided, however, no modification or amendment to this Agreement shall be made which would materially and adversely affect the rights of the Optionee, without such Optionee’s written consent.

d.Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced to reflect the intent of the parties to the fullest extent not prohibited by law, and in the event that such provision is not able to be so construed and enforced, then this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included. In amplification of the preceding sentence, in the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall have the power to reduce the time period or scope to the maximum time period or scope permitted by law.

e.References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended.

f.Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Option for construction or interpretation.

g.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Optionee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Committee shall be final and binding on all persons. It is the intention of the Company and the Optionee to make the promises contained in this Agreement reasonable and binding only to the extent that it may be lawfully done under existing applicable laws. This Agreement and the Plan constitute the entire and exclusive agreement between the Optionee and the Company, and it supersedes all prior agreements or understandings, whether written or oral, with respect to the grant of Options set forth in this Agreement.

h.Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

i.Agreement with Terms. Receipt of any benefits under this Agreement by the Optionee shall constitute the Optionee’s acceptance of and agreement with all of the provisions of this Agreement and of the Plan that are applicable to this Agreement, and the Company shall administer this Agreement accordingly.

THE CLOROX COMPANY

                            By:

    Its: Chief Executive Officer

THE OPTIONEE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT IS A UNILATERAL CONTRACT AND THAT THE OPTIONEE’S RIGHT TO THE SHARES PURSUANT TO THE OPTION HEREOF IS ACCEPTED AND EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER) AND BY COMPLIANCE WITH THE OPTIONEE’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. THE OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE OPTIONEE’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

The Optionee acknowledges that a copy of the Plan and Plan Information are available for viewing on the Company’s internal HR website at https://clxweb.clorox.com/hr/Pages/HRatClorox/HRContentPages/StockIncentiveProgram.aspx, and the Company’s Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s Clorox website at http://investors.thecloroxcompany.com/sec.cfm. The Optionee hereby consents to receive the Prospectus Information electronically or, in the alternative, to contact the HR Service Center at 1-800-709-7095 to request a paper copy of the Prospectus Information. The Optionee represents that s/he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Optionee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. The Optionee acknowledges and hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:______________________________ Signed:___________________________________
                            Optionee

                Residence Address:

                ___________________________________

                ___________________________________